As filed with the U.S. Securities and Exchange Commission on February 8, 2023

Registration No. 333-269564

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Comera Life Sciences Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-4706968
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

12 Gill Street

Suite 4650

Woburn, Massachusetts 01801

Telephone: (617) 871-2101

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey S. Hackman

President and Chief Executive Officer

Comera Life Sciences Holdings, Inc.

12 Gill Street, Suite 4650

Woburn, Massachusetts 01801

Telephone: (617) 871-2101

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stacie S. Aarestad

Ryan M. Rourke Reed

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Tel: (617) 832-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

EXPLANATORY NOTE

Comera Life Sciences Holdings, Inc. is filing this Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-269564) (the “Registration Statement”) as an exhibits-only filing to re-file Exhibit 23.1 previously filed with the Registration Statement to correct a typographical error in the originally filed Exhibit 23.1. Accordingly, this Amendment No. 1 consists only of the facing page, this Explanatory Note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the expenses in connection with this registration statement.

Amount to be paid
SEC registration fee	$1,074
Accounting fees and expenses	15,000
Legal fees and expenses	100,000
Printing and miscellaneous expenses	68,926

Total	$185,000

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

The Holdco Charter contains provisions limiting the liability of the members of the Holdco Board, and the Holdco Bylaws provide that Holdco will indemnify each of the members of the Holdco Board and officers to the fullest extent permitted under Delaware law. The Holdco Bylaws also provide the board of directors with discretion to indemnify employees and agents of Holdco.

Holdco has entered into indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements provide that Holdco will indemnify each of its directors and executive officers and such other key employees against any and all expenses incurred by such director, executive officer or other key employee because of his or her status as one of Holdco’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law, the Holdco Charter and the Holdco Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, Holdco will advance all expenses incurred by its directors, executive officers and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee.

Item 15.	Recent Sales of Unregistered Securities

The Private Placement

On January 2, 2023, we entered into the Purchase Agreement with the Selling Stockholders, pursuant to which we agreed to issue and sell to the Selling Stockholders in the Private Placement an aggregate of 2,406,242 Units, each Unit consisting of (i) one share of Holdco Common Stock and (ii) one Private Placement Warrant to purchase two Warrant Shares at an exercise price of $1.23 per Warrant Share, for an aggregate purchase price of approximately $3.6 million, consisting of $1.48 per Unit, inclusive of $0.25 per Private Placement Warrant.

The Private Placement Warrants are immediately exercisable and will expire five (5) years from the date of issuance and will be subject to customary adjustments. The Private Placement Warrants also contain beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company but in no event may such beneficial ownership limitation exceed 19.99% of the number of shares of Holdco Common Stock outstanding (the “Cap”). The closing of the Private Placement was subject to customary representations and warranties and closing conditions and took place on January 4, 2023. No placement agent was retained, and no placement agent fees are payable in connection with the Private Placement. The Company intends to use the proceeds from the Private Placement for working capital and general corporate purposes.

The Selling Stockholders consist of a select group of existing shareholders who are qualified institutional buyers, institutional accredited investors or accredited investors and include Rev. Dr. James Sherblom, Stuart Randle, Edward Sullivan, Roopom Banerjee and Kirsten Flowers, members of the Company’s board of directors and Barbara Finck, a former member of the Company’s board of directors, who participated on the same terms and subject to the same conditions as all other Selling Stockholders.

The securities issued by the Company pursuant to the Purchase Agreement and upon exercise of the Private Placement Warrants have been, or will be, as applicable, issued in reliance on the private placement exemption from registration provided by Section 4(a)(2) of the Act and by Rule 506 of Regulation D promulgated thereunder, and in reliance on similar exemptions under applicable state laws.

The Arena Purchase Agreement

As previously disclosed in the Company’s Current Report on Form 8-K filed on August 31, 2022, the Company entered into a purchase agreement (the “Arena Purchase Agreement”) with Arena Business Solutions Global SPC II, Ltd. (“Arena”). Pursuant to the Arena Purchase Agreement, as of February 2, 2023, the Company sold an aggregate of 501,835 shares of Holdco Common Stock to Arena pursuant to the Arena Purchase Agreement, at a weighted-average price of approximately $1.72 per share for aggregate consideration of approximately $864,601. The purchase price of the shares sold to Arena was equal to 96% of the simple average of the daily VWAP of the Company’s Common Stock immediately preceding the time of sale, as computed under the Arena Purchase Agreement. The issuances of the shares of the Company’s Common Stock pursuant to the Arena Purchase Agreement were deemed to be exempt from registration under Section 4(a)(2) of the Securities Act as a sale to an “accredited investor” as defined in Rule 501(a) of the Securities Act.

On August 31, 2022, in connection with the execution of the Purchase Agreement, Holdco issued 185,714 shares of Holdco Common Stock as estimated commitment fee shares. On September 15, 2022, Holdco issued an additional 110,467 shares of Holdco Common Stock to Arena as commitment fee shares. These shares were issued in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended.

Securities Issued Pursuant to the 2022 Plan

Options to purchase a total of 450,000 shares of Holdco Common Stock at an exercise price of $3.72 per share were issued pursuant to the 2022 Plan on June 15, 2022 and options to purchase a total of 364,200 shares of Holdco Common Stock at an exercise price of $2.77 per share were issued pursuant to the 2022 Plan on August 9, 2022. The offer, sale and issuance of the securities described herein were deemed to be exempt from registration either under Rule 506 promulgated under the Securities Act or under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and its employee and did not involve any public offering within the meaning of Section 4(a)(2). The recipients of such securities were executive officers.

Maxim Settlement Agreement

On May 19, 2022, OTR Acquisition Corp., Comera, Holdco and Maxim Group LLC entered into the Settlement Agreement pursuant to which OTR, Comera, Holdco and Maxim agreed, among other things that (1) all deferred underwriting fees owed to Maxim pursuant to the Underwriting Agreement would be satisfied by the issuance by Holdco to Maxim of shares of Holdco Series A Convertible Perpetual Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”) equal in value to $3,395,389; (2) certain fees owed to Maxim under the Comera Advisory Agreement would be satisfied by the issuance by Holdco to Maxim of Holdco Series A Preferred Stock equal in value to $910,000. The 4,305 shares of Series A Preferred Stock were issued in a transaction exempt from the registration requirements under the Securities Act. In addition, Maxim agreed to invest $1.0 million in a private placement of Holdco Common Stock at a value of $10.25 per share. This transaction was also exempt from the registration requirements under the Securities Act.

Item 16.	Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description

2.1^	Business Combination Agreement, dated as of January 31, 2022, among the Registrant, OTR Acquisition Corp., CLS Sub Merger 1 Corp., CLS Sub Merger 2 Corp. and Comera Life Sciences, Inc. (incorporated by reference to Exhibit 2.1 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

2.2	First Amendment to Business Combination Agreement, dated as of May 19, 2022 among the Registrant, OTR Acquisition Corp., CLS Sub Merger 1 Corp., CLS Sub Merger 2 Corp. and Comera Life Sciences, Inc. (incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed by the Registrant with the SEC on May 25, 2022).

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

3.2	Certificate of Designation of the Series A Convertible Perpetual Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed by the Registrant with the SEC on May 25, 2022).

3.3	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

4.1	Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.2 to Amendment No. 3 to the registration statement on Form 2-4, filed by the Registrant with the SEC on April 11, 2022).

4.2	Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.3 to OTR Acquisition Corp.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on September 28, 2020).

4.3	OTR Warrant Agreement, dated November 17, 2020, by and between OTR Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to OTR Acquisition Corp.’s Current Report on Form 8-K, filed with the SEC on November 23, 2020).

4.4	Assignment, Assumption and Amendment to OTR Warrant Agreement among OTR Acquisition Corp., the Registrant and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

4.5	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on January 4, 2023).

5.1*	Opinion of Foley Hoag LLP as to the validity of the securities being registered.

10.1	Securities Purchase Agreement, dated January 2, 2023, by and among Comera Life Sciences Holdings, Inc. and the Purchasers defined therein (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on January 4, 2023).

10.2	Registration Rights Agreement, dated January 4, 2023, by and among Comera Life Sciences Holdings, Inc. and the Purchasers defined therein (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by the Registrant with the SEC on January 4, 2023).

10.3	Purchase Agreement, dated August 31, 2022, between the Registrant and Arena Business Solutions Global SPC II, Ltd. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the Registrant with the SEC on August 31, 2022).

10.4#	Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

10.5#	Form of Nonstatutory Stock Option Agreement under the Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan (incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

10.6#	Form of Incentive Stock Option Agreement under the Comera Life Sciences Holdings, Inc. 2022 Equity and Incentive Plan (incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

10.7#	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by the Registrant on May 25, 2022).

10.8#†	Offer Letter Agreement dated October 17, 2016 issued by Reform Biologics LLC to John M. Sorvillo (incorporated by reference to Exhibit 10.8 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022)

10.9#†	Offer Letter Agreement dated March 14, 2017 issued by Reform Biologics LLC to Robert Mahoney (incorporated by reference to Exhibit 10.10 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

10.10#†	Offer Letter Agreement dated September 1, 2021 issued by Reform Biologics, Inc. to Neal Muni (incorporated by reference to Exhibit 10.9 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

10.11#†	Offer Letter Agreement dated September 1, 2021 issued by Reform Biologics, Inc. to Jeffrey S. Hackman (incorporated by reference to Exhibit 10.7 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

10.12#†	Letter of promotion dated October 12, 2021 issued by Reform Biologics, Inc. to Robert Mahoney (incorporated by reference to Exhibit 10.11 to Amendment No. 3 to the registration statement on Form S-4, filed by the Registrant with the SEC on April 11, 2022).

10.13#^	Offer Letter Agreement dated June 13, 2022, between Comera Life Sciences Holdings, Inc. and Michael Campbell (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 17, 2022).

10.14#^†*	Offer Letter Agreement dated October 25, 2022, between Comera Life Sciences Holdings, Inc. and Janice McCourt.

10.15#	Reform Biologics, Inc. 2021 Stock Option and Grant Plan (incorporated by reference to Exhibit 10.6 to the registration statement on Form S-4, filed by the Registrant with the SEC on March 8, 2022).

10.16	Stockholder Support Agreement, dated as of January 31, 2022, by and among the Registrant, OTR Acquisition Corp., Comera Life Sciences, Inc. and certain stockholders of Comera Life Sciences, Inc. party thereto (incorporated by reference to Exhibit 10.12 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

10.17	Registration Rights and Lock-up Agreement, dated May 19, 2022, by and among the Registrant, OTR Acquisition Sponsor LLC and certain existing stockholders of Comera Life Sciences, Inc. and OTR Acquisition Corp. party thereto (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by the Registrant with the SEC on May 25, 2022).

10.18	Letter Agreement, dated May 19, 2022, by and between the Registrant and OTR Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.14 to the Quarterly Report on Form 10-Q filed by the Registrant with the SEC on August 15, 2022).

10.19	Settlement and Release Agreement made and entered into as of May 19, 2022, between the Registrant and Maxim Group LLC (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed by the Registrant with the SEC on May 25, 2022).

10.20	Registration Rights Agreement made and entered into as of May 19, 2022, between the Registrant and Maxim Group LLC (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K filed by the Registrant with the SEC on May 25, 2022).

21.1	List of subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 filed by the Registrant with the SEC on May 5, 2022).

23.1**	Consent of Baker Tilly US, LLP, independent registered accounting firm for the Registrant.

23.2*	Consent of Foley Hoag LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page attached hereto).

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101)

107*	Filing Fee Table.

*	Previously Filed.
**	Filed herewith.
#	Indicates management contract or compensatory plan or arrangement.
^

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

†	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” filed as an exhibit to the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred` or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Woburn, Massachusetts, on February 8, 2023.

COMERA LIFE SCIENCES HOLDINGS, INC.

By:	/s/ Jeffrey S. Hackman
Jeffrey S. Hackman
Chairman, President and CEO

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey S. Hackman Jeffrey S. Hackman	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	February 8, 2023

/s/ Michael Campbell Michael Campbell	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 8, 2023

* Sirshendu Roopom Banerjee	Director	February 8, 2023

* Kirsten Flowers	Director	February 8, 2023

* Stuart Randle	Director	February 8, 2023

* James Sherblom	Director	February 8, 2023

* Edward Sullivan	Director	February 8, 2023

* William A. Wexler	Director	February 8, 2023

*By:	/s/ Michael Campbell
Michael Campbell
Attorney-in-Fact